AMERICAN SHARED HOSPITAL SERVICES

REPORTS FIRST QUARTER RESULTS

San Francisco, CA -- May 15, 2014 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2014.

First Quarter Results

In the three months ended March 31, 2014, medical services revenue was $4,064,000 compared to $4,668,000 for the first quarter of 2013. This revenue reduction was attributable in part to equipment downtime due to a Perfexion upgrade and routine maintenance at another site. Furthermore, severe winter weather conditions affected procedure volumes at several of AMS’ sites.  However, for the first quarter 2014, medical services revenue increased 3.2% or $127,000 compared to the fourth quarter 2013.

The net loss for the first quarter of 2014 was $96,000, or $0.02 per share, which included a pre-tax gain from foreign currency transactions of $15,000 due to the strengthening of the Turkish Lira against the U.S. Dollar.  In comparison, net income for the first quarter of 2013 was $25,000, or $0.01 per basic and diluted share, which included a pre-tax loss from foreign currency transactions of $141,000.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS increased 3% for the first quarter of 2014 compared to the same period of 2013. The total number of procedures performed in AMS' Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, decreased 5% for the first quarter compared to the same period of 2013.

Medical services gross margin for the first quarter of 2014 was 31.7%, compared to medical services gross margin of 45.4% for the first quarter of 2013. In addition to the impact of lower revenue, the decrease in gross margin reflected higher depreciation and maintenance costs associated with the opening of a new Perfexion site in the second quarter of 2013, as well as the upgrade to Perfexion specifications of a Gamma Knife at another site and two cobalt reloads which occurred in the fourth quarter of 2013. Because an upgrade or cobalt reload increases the book value of the unit, depreciation expense also increases.

Selling and administrative expenses for the first quarter of 2014 decreased 25.3% to $922,000 compared to $1,235,000 for the first quarter of 2013.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $1,997,000 for the first quarter of 2014, compared to $2,036,000 for the first quarter of 2013.

Balance Sheet Highlights

At March 31, 2014, cash, cash equivalents and certificates of deposit were $9,957,000 compared to $10,909,000 at December 31, 2013. Shareholders' equity at March 31, 2014 was $23,816,000, or $5.17 per outstanding share. This compares to shareholders' equity at December 31, 2013 of $24,055,000, or $5.22 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Lower volume was the primary cause of the decrease in revenue and earnings for this year’s first quarter, although the reduction in Medicare reimbursement for Gamma Knife services mandated by the American Taxpayer Relief Act of 2012 also played a role.

"The decrease in volume for this year's first quarter compared to prior year was the result of several factors. One of our sites was down for five weeks for an upgrade. Two other sites were down for approximately one month each due to equipment and personnel issues. In addition, extreme winter weather in the Midwest and Northeast during this year's first quarter reduced volume at several of our other sites.

"Our aggressive cost reduction program helped mitigate the impact of lower revenue on our bottom line. General and administrative expenses decreased 25.3% for this year's first quarter versus a year ago. We are on track to achieve the goal we announced last April to reduce future cash outlays by approximately $1,000,000 annually.

"In our proton therapy business, construction of the dedicated proton center at the University of Florida Health Cancer Center at Orlando Health continues. AMS will supply a MEVION S250TM Proton Therapy System for this facility. The MEVION S250 has received FDA approval. Delivery of the MEVION synchrocyclotron to the UF Health Cancer Center is expected this fall, and the facility is expected to begin treating patients in late 2015. The UF Health Cancer Center at Orlando Health is the model for additional proton centers AMS is developing."

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 37294011.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 10, 2014.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	May 15, 2014
First Quarter 2014 Financial Results	Page 3

Selected Financial Data

(unaudited)

	Summary of Operations Data

	Three months ended
	March 31,
	2014	2013

Revenue	$4,064,000	$4,668,000
Costs of revenue	2,775,000	2,550,000

Gross margin	1,289,000	2,118,000

Selling & administrative expense	922,000	1,235,000
Interest expense	470,000	471,000

Operating (loss) income	(103,000)	412,000
Gain (loss) from foreign currency transactions	15,000	(141,000)
Interest & other income	9,000	14,000

(Loss) income before income taxes	(79,000)	285,000
Income tax (benefit) expense	(30,000)	52,000

Net (loss) income	$(49,000)	$233,000
Less: Net income attributable to non-controlling interest	(47,000)	(208,000)

Net (loss) income attributable to American Shared Hospital Services	$(96,000)	$25,000

(Loss) earnings per common share:
Basic	$(0.02)	$0.01
Assuming dilution	$(0.02)	$0.01

	Balance Sheet Data
	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$957,000	$1,909,000
Current assets	$7,255,000	$7,706,000
Certificate of deposit	$9,000,000	$9,000,000
Investment in equity securities	$2,701,000	$2,701,000
Total assets	$69,783,000	$71,742,000

Current liabilities	$11,830,000	$11,785,000
Shareholders' equity	$23,816,000	$24,055,000